Exhibit 10.1
TRANSITION AGREEMENT
     This agreement is being entered into between Myrtle Potter (“Potter”) and Genentech, Inc., One DNA Way, South San Francisco, CA 94080 (“Genentech”) and becomes effective seven days after the signing of this agreement by Potter (the “Effective Date”).
     Potter has served Genentech for over five years, most recently as President, Commercial Operations. Potter has been very instrumental in building the commercial organization and the company. Potter and Genentech have decided it is in their mutual interest to enter into this Transition Agreement.
     1.          Change in Status. Upon the Effective Date, Potter’s employment with and position as President of Commercial Operations with Genentech will automatically terminate, and commencing upon the Effective Date, Potter will become a consultant to Genentech in accordance with the terms and conditions contained herein. Upon the Effective Date, Potter shall resign from the Genentech Foundation and she shall no longer serve as Genentech’s representative with respect to any other organization that she is currently serves as a representative from Genentech. Potter’s status as a consultant to Genentech will continue until September 30, 2006 unless her consultant status terminates prior to that date in accordance with the terms herein. During the term of her consultant status, Potter agrees to provide up to 20 hours per month in consulting services on matters or projects identified to her in writing by an officer of Genentech. Such matters or projects shall be consistent with the level of input provided by a senior executive of Genentech and consistent with Potter’s skills and professional background.
     Potter’s consultant status shall automatically terminate and all ongoing consulting status payments and stock option vesting shall cease at any point at which (1) she initiates any employment or relationship with any other organization or group of affiliated or related organizations for which she receives cash and/or equity compensation of $500,000 or more on an annualized basis or (2) she provides employment or consulting services to a Competitive Business (a “Competitive Business” shall mean any biotechnology, pharmaceutical, or generics company that is engaged in, or proposes to engage in, research, development or commercialization of products in the fields of thrombolytics or cystic fibrosis, or which has programs or products in the fields of cancer, immunology or tissue growth and repair, where the program or product involves or acts in the same pathway as any program or product that, as of the Effective Date, is in research or development or is being commercialized by Genentech. Potter shall have the opportunity to request in writing that Art Levinson (or his successor as CEO) advise her as to whether any proposed employment or consulting arrangements would cause Genentech to trigger the provisions of this paragraph. Potter shall promptly advise Art

Levinson (or his successor as CEO) upon the occurrence of any of the conditions which give rise to the termination of her consultant status as set forth above.
     Nothing in this Section 1 shall restrict Potter from making an investment in any Competitive Business if such investment does not represent more than 5% of market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, provided that Potter does not have any right or ability or does not exercise any control or influence over the policies, business or operations of such Competitive Business other than by means of voting as a shareholder. Further, this Section 1 shall not preclude Potter from (i) being an employee of, or consultant to, any business unit of a Competitive Business if (A) such business unit does not qualify as a Competitive Business in its own right and (B) Potter does not have any direct or indirect involvement in, oversight or management of, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business, or (ii) regardless of compensation, being a non-employee member of the board of directors or a non-employee member of an advisory council or engaging in self employment with respect to a business that Potter is the sole proprietor of and is not a Competitive Business.
     Potter may terminate her consultancy at any time, by written notice to Art Levinson (or his successor as CEO) with a copy to Genentech’s Corporate Secretary on account of a Substantial Breach of this agreement provided that prior written notice of such Substantial Breach is provided to Art Levinson (or his successor as CEO) with a copy to Genentech’s Corporate Secretary and that such Substantial Breach is not cured within 30 days of receipt of such notice. In such event Potter shall be entitled to (i) receive from Genentech an amount equal to $1,216,000, reduced by the aggregate amount of monthly payments of $101,333 already made, less appropriate deductions for federal and state withholding, (ii) have all then outstanding unvested options which would vest by September 15, 2006 become vested subject to their being exercised within three months of such vesting at which time any such unexercised options will expire or the right to receive the equivalent value of such options in cash and (iii) have all other obligations hereunder remain in effect for the remaining term of this agreement as though the consultancy had not ended. “Substantial Breach” shall mean (x) a willful and deliberate failure by Genentech to provide to Potter the payments or benefits set forth in Section 5 that are due and owing and not in dispute or (y) a willful and deliberate breach by Genentech of the non-disparagement provisions in Section 6 of this agreement.
     Notwithstanding anything to the contrary in this agreement, if Potter initiates any employment or relationship with any other organization or group of affiliated or related organizations after March 31, 2006 for which she receives cash and/or equity compensation of $500,000 or more on an annualized basis, then (i) Genentech will pay to Potter within ten days of notice from Potter of such employment or relationship an amount equal to $1,216,000, reduced by the aggregate number of monthly payments of $101,333 already made, less appropriate deductions for federal and state withholding, and

(ii) all then outstanding unvested stock options will be immediately cancelled and forfeited.
     2.          Release Of Claims By Potter. In exchange for the promises contained in this agreement and to the extent permitted by law, Potter hereby waives, releases and forever discharges, and agrees that she will not in any manner institute, prosecute or pursue, any and all complaints, claims, charges, or causes of action, whether in law or in equity, which she asserts or could assert, at common law or under any statute, rule, regulation, order or law, whether federal, state, or local, or on any grounds whatsoever, including but not limited to, any claims under Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, Government Code §12900 et seq., the California Labor Code, the Americans with Disabilities Act, the California Family Leave Act, and the Employment Retirement Income Security Act of 1974 against Genentech and any of its or their current or former, owners, shareholders, agents, employee benefit plans, representatives, servants, employees, attorneys, successors, predecessors, and assigns (collectively referred to as “Released Parties”) with respect to any event, matter, claim, damage or injury arising out of Potter’s employment relationship with Genentech, and the termination of such employment relationship, and with respect to any other claim, matter, or event arising prior to execution of this agreement by Potter.
     Notwithstanding the foregoing provisions of this Section 2, it is understood and agreed that Potter is not hereby releasing or waiving any right or claim (i) for indemnification under and subject to the provisions of any agreement with or policy of Genentech or its affiliates relating to indemnification of directors and officers or under any provision of Genentech’s articles or by-laws relating to indemnification of directors and officers; (ii) under any applicable policy of directors’ and officers’ liability insurance; (iii) to obtain payments and benefits and exercise any rights under this agreement; (iv) to obtain any post-employment payments and benefits and exercise any rights provided for under any stock plan or employee benefit plan (as defined in ERISA), including but not limited to any 401(k) plan or SERP, available to Potter as a result of her employment with, or termination of employment from, Genentech; (v) that arises against Genentech as a consequence of actions or events occurring after the date this release becomes effective; or (vi) to obtain contribution as permitted by law in the event of entry of judgment against Potter and Genentech as a result of any act or failure to act for which Potter and Genentech are jointly liable.
     3.          Release of Claims by Genentech. In exchange for the promises contained in this agreement and to the extent permitted by law, Genentech, on behalf of itself and the Released Parties, hereby waives, releases, and forever discharges, and agrees that in any manner will not institute, prosecute or pursue, any and all complaints, claims, charges or causes of action, whether in law or in equity, which it asserts or could assert, at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, against Potter with respect to any event, matter, claim damage or injury arising out of Potter’s employment relationship with Genentech, and the termination of such employment relationship, and with respect to any other claim, matter or event arising prior to execution of this agreement by Potter.
     4.          Civil Code § 1542 Waiver. As a further consideration and inducement for this agreement, the parties hereby waive any and all rights under Section 1542 of the California Civil Code or any similar state, local, or federal law, statute, rule, order or regulation each may have with respect to the other.
      Section 1542 provides:
     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN her FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED her SETTLEMENT WITH THE DEBTOR.
     The parties expressly agree that this agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.
     5.          Payments and Benefits. In consideration of the promises made herein, Genentech will pay Potter the lump sum of $1,216,000 within five days of the Effective Date less any appropriate deductions for federal and state withholding taxes. During the term of her consultancy, Genentech will pay Potter within ten days of the beginning of each month the amount of $101,333 subject to any appropriate deductions for federal and state withholding taxes. In addition, for any consulting services provided at Genentech’s request where the amount of consulting time in a month exceeds, with Genentech’s prior agreement, 20 hours for that month, Genentech will pay Potter the sum of $500 per hour of consulting time spent prorated for portions of hours spent. All expenses which are incurred in the course of consulting for Genentech will be submitted at cost for reimbursement by Genentech. These expenses will be reimbursed in a manner consistent with Genentech’s policy for expense reimbursements. Potter will provide Art Levinson (or his successor as CEO) with a copy to Genentech’s Corporate Secretary with written notice of where payments to be made to her are to be directed and of any subsequent changes thereto.
     Potter’s currently outstanding stock options granted to her under Genentech’s 1999 Stock Plan during the course of her employment will continue to vest and be exercisable during her term as a consultant in the same manner as they were during her employment. The stock options will cease to vest when her consultancy ends either at its term as set forth in Section 1 above or upon its earlier termination as set forth in Section 1 above and at such time she shall have three months to exercise the then vested options in accordance with their terms at which time any unexercised options will expire.

     Genentech will make COBRA medical and dental insurance coverage available to Potter for her and her current dependents and will reimburse her on a monthly basis for the costs of the premiums she incurs to maintain such insurance coverage. Such coverage will extend through July 31, 2007 unless prior to that date she is provided medical or dental insurance coverage in connection with another employment or consulting arrangement with another company or organization in which case medical coverage will cease at the time such other medical coverage is provided and dental coverage will cease at such time as other dental coverage is provided.
     In addition, Genentech will pay or provide Potter (i) all vested and/or accrued payments and benefits pursuant to Genentech’s employee benefit plans (as defined under ERISA), including but not limited to any 401(k) plan or SERP, as provided under the terms of such plans (except as may otherwise be provided in this agreement), (ii) indemnification as provided under any agreement with or policy of Genentech or its affiliates relating to indemnification of directors or officers, and (iii) coverage under any policy of directors’ and officers’ liability for a period of six (6) years commencing on the Effective Date to the same extent as current or former officers, employees or directors, as applicable, are covered by insurance pursuant to the applicable insurance policy or policies as they may exist from time to time.
     6.          Additional Support. During the term of her consulting relationship, Genentech will provide reasonable information technology support to Potter in the same manner such support is provided to Genentech’s Executive Committee under its Platinum support program although Potter will not have access to Genentech’s internal website or email or other proprietary systems. Genentech will provide security services for Potter’s residence under the direction of Genentech’s Director of Security under its security principles operational as of the Effective Date (e.g., if an identifiable security risk escalates, more intense security services may be provided as appropriate).
     It is the intent of the parties that none of the payments or benefits provided hereunder shall be subject to any tax or other penalties under Section 409A of the Internal Revenue Code of 1986, as amended (“409A Penalties”). Accordingly, to the extent that Potter and her counsel conclude at any time prior to September 15, 2006 that 409A Penalties are reasonably likely to apply to any such payment or benefit, then the parties will cooperate diligently and in good faith to take action to prevent 409A Penalties from applying or to provide a payment or benefit to Potter of equivalent value that would not be subject to 409A Penalties; provided, however, that any such action, amendment or change to the terms of this agreement, as a result of this Section 4, shall not materially increase the cost to (including any financial statement expense required to be recognized by) or liability of Genentech hereunder, or (ii) override the provisions set forth in Section 1 of this agreement which effect a termination of the consulting period as a result of certain actions taken by Potter during such period (and a related termination of any obligation to provide further benefits hereunder).

     Potter shall be responsible for all tax obligations she may incur, including interest and penalties, that apply to any payment made or benefit conferred hereunder, and any sums owed to her hereunder shall be reduced to satisfy all withholding or similar obligations that apply thereto. Nothing in this agreement shall require Genentech to be responsible for or gross Potter up for any tax obligation she may incur by virtue of this agreement.
     7.          Public Announcements. The parties agree that the announcements (internal and external) of the change in leadership of the Commercial Organization, attached hereto as Exhibit A and Exhibit A-1, shall be distributed on or after the Effective Date. Potter agrees that she will not make any derogatory remarks about Genentech or any of the Released Parties at any time. Potter agrees that if she determines to direct any future inquiries from prospective employers to Genentech, she will direct them to members of Genentech’s Executive Committee or current officers of Genentech who were Potter’s direct reports during the period Potter was President of Commercial Operations. Genentech agrees that the personnel to whom such inquiries are directed as well as members of its Board of Directors will not make any derogatory comments about Potter at any time. Potter and Genentech further agree that in any public communications about the subject matter of this agreement neither will say anything that is inconsistent with Exhibit A.
     8.          Confidentiality Of Agreement. The parties acknowledge that this agreement will be filed with the Securities and Exchange Commission in accordance with the rules and regulations of that agency and as such will become a public document.
     9.          Time to Consider and Revoke. Potter understands that she has twenty one (21) days from the date she receives this agreement to consider its terms and, that after she signs this agreement, she has seven (7) days to revoke it. Potter understands that this agreement shall not become effective until this seven (7) day period has expired.
     10.          No Admission Of Liability. By entering into this agreement, neither party admits any liability whatsoever to the other or to any other person arising out of any claims heretofore or hereafter asserted by Potter and Genentech, and each party and all Released Parties, expressly deny any and all such liability.
     11.          Joint Participation In Preparation Of Agreement. The parties hereto participated jointly in the negotiation and preparation of this agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This agreement shall be construed as if the parties jointly prepared this agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

     12.          Attorneys’ Fees And Costs. As further mutual consideration of the promises set forth herein, Genentech agrees to reimburse Potter, upon presentation of an invoice therefor, for all attorneys’ fees and related costs incurred by Potter in connection with the negotiation and preparation of this agreement, or any subsequent or related agreements, up to a maximum of $50,000. Except as provided in the foregoing sentence, the parties agree that they will not seek from the other reimbursement for attorneys’ fees and/or costs incurred in this action or relating to any matters addressed in this agreement.
     13.          Section Headings. Section headings in this agreement are included for convenience of reference only and shall not be considered a part of this agreement for any other purpose.
     14.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall constitute one and the same instrument.
     15.          Scope Of Agreement. Potter hereby affirms and acknowledges that she has read the foregoing agreement, that she has had sufficient time and opportunity to review or discuss it with the counsel of her choice, and that she fully understands and appreciates the meaning of each of its terms, and that it is a voluntary, full and final compromise, release and settlement of all claims, known or unknown, with respect to the claims identified and referred to herein. The parties to this agreement represent that this agreement may be used as evidence in any subsequent proceeding in which any of the parties alleges a breach of this agreement or seeks to enforce its terms, provisions or obligations.
     16.          Entire Agreement. This agreement constitutes the complete understanding between Potter and Genentech and supersedes any and all prior agreements, promises, representations, or inducements, no matter its or their form, concerning its subject matter.
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No promises or agreements made subsequent to the execution of this agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties.

Dated: August 3, 2005	/s/ Myrtle Potter
Myrtle Potter

Dated: August 3, 2005	Genentech, Inc.
	By:	/s/ Arthur Levinson
Arthur Levinson, CEO and Chairman

Exhibit A
ALL EMPLOYEE ANNOUNCEMENT
I would like to provide an update on the Commercial organization. As many of you know, Myrtle has been out of the office for the last several months, attending to her health.
Myrtle and I have discussed that given Genentech’s rapid growth, the Commercial organization needs full-time leadership. To that end, Myrtle is transitioning from her current role and will continue with the company as a consultant. Effective immediately, Ian Clark is being appointed SVP, Commercial Operations. Ian, who has been the head of the Commercial organization for the past few months, will report to me and join the Executive Committee. I have every confidence that he will continue to provide excellent leadership, both as head of Commercial and as an EC member.
Myrtle has been very instrumental in building the Commercial organization and the company. Under her leadership the Commercial organization successfully launched 6 new products including Avastin, Raptiva, Xolair, Nutropin AQ Pen, , Cathflo Activase, and TNKase. In addition, Genentech’s product revenue stream has grown more than three-fold, resulting in record sales and earnings growth.
Myrtle has provided invaluable insight and guidance to me personally, as well as to the entire Executive Committee, during the last five years. I would like to take this opportunity to thank Myrtle for her dedication, inspiration and her many contributions. Please join me in thanking Myrtle. We look forward to her continued contributions as a consultant.
Art

Exhibit A-1
GENENTECH ANNOUNCES ORGANIZATIONAL CHANGES
SOUTH SAN FRANCISCO, Calif. — August 16, 2005 - Genentech, Inc. (NYSE: DNA) today announced that Myrtle Potter, President of Commercial Operations is transitioning from her current role and will continue with the company as a consultant. Effective immediately, Ian Clark, Senior Vice President and General Manager of BioOncology is being appointed SVP, Commercial Operations reporting to CEO Art Levinson. Clark will be the head of the Commercial organization and will join Genentech’s Executive Committee.
“Myrtle has been very instrumental in building the Commercial organization and the company, said CEO Arthur Levinson. She has provided valuable insight and guidance to me personally as well as the entire Executive Committee during the last five years. We look forward to her continued involvement in a consulting role”.
Potter joined Genentech in 2000 as executive vice president and chief operating officer and has overseen the successful launch of six new products including, Avastin, Raptiva, Xolair, Nutropin AQ Pen, Cathflo Activase, and TNKase. In addition, Genentech’s product revenue stream has grown more than three-fold under her leadership, resulting in record sales and earnings growth. In March 2004 she was promoted to President of Commercial Operations.
Clark joined Genentech in January 2003. Prior to joining Genentech, he served as president Novartis Canada. Before assuming his post in Canada, Clark served as chief operating officer for Novartis United Kingdom. Prior to joining Novartis in 1999, Clark worked in positions of increasing strategic importance in sales, marketing and business development at Ivax Pharma and Sanofi-Synthelabo in the United Kingdom. Clark started his career at Pharmacia, holding positions in both sales and marketing.
“Ian has provided excellent management of the BioOncology franchise over the past two years and interim leadership of the entire Commercial organization during the past six months”, said Levinson. “ I am confident that he will continue to contribute to the success of our commercial organization and the company overall”.
About Genentech
Genentech is a leading biotechnology company that discovers, develops, manufactures and commercializes biotherapeutics for significant unmet medical needs. A considerable number of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes multiple biotechnology products directly in the United States and licenses several additional products to other companies. The company has headquarters in South San Francisco, California and is traded on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.